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                                 EXHIBIT 21.1
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Henderson Citizens Bancshares, Inc.
  Henderson Citizens Delaware Bancshares, Inc. (100%)
     Citizens National Bank, Henderson, Texas (100%)
        CNB Community Development Corporation (100%)
        HCB Insurance Agency, Inc. (100%)
  Waskom Bancshares, Inc. (100%)